Exhibit 99.1

ContraFect Announces Second Quarter 2016 Results

YONKERS, New York — August 9, 2016 — ContraFect Corporation (NASDAQ: CFRX) (NASDAQ: CFRXW), a biotechnology company focused on the discovery and development of protein and antibody therapeutics for life-threatening, drug-resistant infectious diseases, today announces results for the second quarter ended June 30, 2016.

Subsequent to the end of the second quarter, ContraFect completed an underwritten public offering of equity securities, resulting in net proceeds to the Company of approximately $32.6 million after underwriting discounts and commissions and the underwriter’s offering expenses payable by the Company. The Board of Directors at ContraFect also named Steven C. Gilman, PhD as Chief Executive Officer. Dr. Gilman previously served as interim Chief Executive Officer, and continues to also serve as Chairman of the Board at ContraFect. Dr. Gilman commented “The team at ContraFect continues to work diligently to progress its programs, including the first-in-class lysin CF-301 and our triple antibody influenza therapy, CF-404. The recently completed financing provides the company with the resources to meet our goals through 2018.”

ContraFect continues to make significant progress on business and scientific fronts. The company’s primary focus is the Phase 2 clinical study of CF-301 in patients with Staphylococcus aureus (Staph aureus) bloodstream infections, including endocarditis, which is expected to initiate in the fourth quarter of 2016. The company is working with its chosen contract research organizations (CROs) to facilitate interactions with global health authorities and to select study sites. Topline results from this Phase 2 clinical study are anticipated to be available in 2Q18.

In June, ContraFect presented data at the ASM Microbe 2016 conference which provides additional support for the 0.25 mg/kg dose of CF-301 which will be used in the Phase 2 trial, as well as further evidence of the favorable resistance profile and microbiologic activity of CF-301. In its early-stage discovery efforts, ContraFect continues to explore the possibility of advancing additional lysin candidates into clinical development, including lysins which target gram negative organisms.

Second Quarter 2016 Financial Results:

•	Research and development expenses were $7.3 million for the second quarter of 2016 compared to $4.3 million in the comparable period in 2015. The increase in research and development expenses was primarily due to the costs incurred in preparation for a Phase 2 clinical trial of CF-301, IND-enabling activities for CF-404, including cGMP manufacturing, and the overall increase in our research and development headcount and related laboratory costs. Our expenditures on CF-404 will decrease significantly through the remainder of 2016 as cGMP manufacturing has been substantially completed.

•	General and administrative expenses were $2.5 million for the second quarter of 2016 compared to $2.9 million in the comparable period in 2015. The decrease in general and administrative expenses was primarily attributable to prior year severance costs.

•	Net loss was $9.7 million, or $0.35 per share, for the second quarter of 2016 compared to a net loss of $7.1 million, or $0.33 per share, for the comparable period in 2015. The increase in net loss per share was due to the year-over-year increase in operating expenses discussed above.

•	As of June 30, 2016, ContraFect had cash, cash equivalents and marketable securities of $19.1 million compared to $32.9 million at the end of 2015. This cash balance does not include the proceeds of the underwritten public offering of equity securities that occurred in July.

About CF-301:

CF-301 is a recombinant bacteriophage-derived lysin with potent bactericidal activity against Staph aureus, a major cause of blood stream infections, or bacteremia. CF-301 has the potential to be a first-in-class treatment for Staph aureus bacteremia. It has a novel, rapid, and specific mechanism of bactericidal action against Staph aureus and does not impact the body’s natural bacterial flora. By targeting a conserved region of the cell wall that is vital to bacteria, resistance is less likely to develop to CF-301. Combinations of CF-301 with standard of care antibiotics significantly increased bacterial killing and survival in animal models of disease when compared to treatment with antibiotics or CF-301 alone. In addition, in vitro and in vivo experiments have shown that CF-301 is highly active against biofilm infections. CF-301 was licensed from The Rockefeller University and is being developed at ContraFect.

About CF-404:

CF-404 is a therapeutic cocktail composed of three fully human monoclonal antibodies targeted against the influenza virus. The cocktail consists of two antibodies targeting influenza A strains, and one antibody targeting influenza B strains, providing coverage for all human seasonal strains and most pandemic strains of influenza. These antibodies target a highly conserved region of the influenza hemagglutinin stem reducing the potential for resistance formation. This design of CF-404 allows for treatment without strain-specific diagnosis, redesign or annual reformulation.

About ContraFect:

ContraFect is a biotechnology company focused on discovering and developing therapeutic protein and antibody products for life-threatening, drug-resistant infectious diseases, particularly those treated in hospital settings. An estimated 700,000 deaths worldwide each year are attributed to antimicrobial-resistant infections. We intend to address life threatening infections using our therapeutic product candidates from our lysin and monoclonal antibody platforms to target conserved regions of either bacteria or viruses (regions that are not prone to mutation). ContraFect’s initial product candidates include new agents to treat antibiotic-resistant infections such as MRSA (Methicillin-resistant Staphylococcus aureus) and influenza.

FORWARD-LOOKING STATEMENTS

This press release contains, and our officers and representatives may make from time to time, “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” “promise” or similar references to future periods. Examples of forward-looking statements in this release include, without limitation, statements regarding our ability to discover and develop protein and antibody therapeutics for life-threatening, drug-resistant infectious diseases, including whether CF-301 has the potential to be a first-in-

class treatment for Staph aureus bloodstream infections, including endocarditis, and whether CF-404 can provide coverage for all human seasonal strains and most pandemic strains, whether ContraFect can continue to make significant progress on business and scientific fronts, our ability to initiate a Phase 2 study in 4Q16, whether topline results from the Phase 2 study will be available in 2Q18, whether the 0.25 mg/kg dose will be effective in treating patients in our Phase 2 study, our ability to advance additional lysin candidates into clinical development, including lysins which target gram negative organisms, whether CF-404 expenditures will decrease significantly through the remainder of 2016 and whether our recent financing will provide us with the resources to meet our goals through 2018. Forward-looking statements are statements that are not historical facts, nor assurances of future performance. Instead, they are based on ContraFect’s current beliefs, expectations and assumptions regarding the future of its business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict and many of which are beyond ContraFect’s control, including those detailed in ContraFect’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, our ability to develop treatments for drug-resistant infectious diseases. Any forward-looking statement made by ContraFect in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, ContraFect expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact

Paul Boni

ContraFect Corporation

Tel: 914-207-2300

Email: pboni@contrafect.com

CONTRAFECT CORPORATION

Balance Sheets

	June 30, 2016	December 31, 2015
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$10,592,096	$9,972,781
Marketable securities	8,499,817	22,948,872
Prepaid expenses and other current assets	1,464,717	1,176,895

Total current assets	20,556,630	34,098,548
Property and equipment, net	1,490,307	1,618,968
Other assets	164,537	143,621

Total assets	$22,211,474	$35,861,137

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,215,558	$1,517,417
Accrued liabilities	3,043,507	2,251,767

Total current liabilities	7,259,065	3,769,184
Deferred rent	994,439	972,119
Warrant liabilities	185,659	444,324

Total liabilities	8,439,163	5,185,627
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value, 25,000,000 shares authorized and none outstanding at June 30, 2016 and December 31, 2015	—	—
Common stock, $0.0001 par value, 100,000,000 shares authorized; 27,539,605 and 27,482,692 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	2,754	2,748
Additional paid-in capital	149,948,220	148,282,546
Accumulated other comprehensive income (loss)	2,932	(30,373)
Accumulated deficit	(136,181,595)	(117,579,411)

Total stockholders’ equity	13,772,311	30,675,510

Total liabilities and stockholders’ equity	$22,211,474	$35,861,137

CONTRAFECT CORPORATION

Unaudited Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Operating expenses:
Research and development	$7,271,699	$4,307,503	$11,702,369	$6,729,609
General and administrative	2,506,097	2,856,268	7,230,230	5,129,238

Total operating expenses	9,777,796	7,163,771	18,932,599	11,858,847

Loss from operations	(9,777,796)	(7,163,771)	(18,932,599)	(11,858,847)
Other income (expense):
Interest income	28,379	43,772	71,750	99,140
Change in fair value of warrant liabilities	70,395	3,659	258,665	(208,396)

Total other income (expense)	98,774	47,431	330,415	(109,256)

Net loss	$(9,679,022)	$(7,116,340)	$(18,602,184)	$(11,968,103)

Per share information:
Net loss per share of common stock, basic and diluted	$(0.35)	$(0.33)	$(0.68)	$(0.58)

Basic and diluted weighted average shares outstanding	27,497,424	21,244,276	27,490,667	20,735,695

The comparability of basic and diluted net loss per share and weighted average shares outstanding was impacted by the Company’s private placement of securities on June 12, 2015 and the issuance of shares upon the exercise of Class B warrants in October and November 2015.

The Company’s financial position as of June 30, 2016 and results of operations for the three and months ended June 30, 2016 and 2015 have been extracted from the Company’s Quarterly Report on Form 10-Q. The Company’s financial position as of December 31, 2015 has been extracted from the Company’s audited financial statements included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2016. Certain prior period amounts have been reclassified to conform to current year presentation. You should refer to both the Company’s Quarterly Report on Form 10-Q and its Annual Report on Form 10-K for a complete discussion of financial information.